EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Investor Contact:
Soohwan Kim, CFA
ir@maxwell.com

Maxwell Completes Acquisition of Nesscap Energy Business

SAN DIEGO – April 28, 2017 – Maxwell Technologies, Inc. (NASDAQ: MXWL) (“Maxwell”), a leading developer and manufacturer of capacitive energy storage and power delivery solutions, announced today that it has successfully completed its acquisition of substantially all of the assets and business, including the operating entities, of Nesscap Energy, Inc. (“Nesscap”) pursuant to the arrangement agreement that was announced on February 28, 2017. Maxwell issued approximately 4.15 million shares and assumed ordinary course liabilities of the business in consideration for the purchase of the Nesscap business.
“We are pleased to have brought the acquisition to completion and are excited to add Nesscap’s deep bench of talent to the Maxwell team. Nesscap’s industry leading small and medium cell ultracapacitor technology complements Maxwell’s leadership in large cells, creating an expanded and strengthened product portfolio. With our combined development pipeline, we will be able to deliver more products and technologies faster to our global customer base,” said Dr. Franz Fink, Maxwell's President and CEO. “The completion of this acquisition marks an important step for Maxwell in its plan to achieve growth and profitability, as it puts our ultracapacitor product line on a solid foundation and provides needed scale as we move towards our inflection point in late 2018. With the acquisition now finalized, our integration teams are working together and we believe we will identify additional opportunities to further accelerate and grow our opportunity pipeline,” added Fink.
As a market leader in innovative small cell format ultracapacitor products and technologies, the Nesscap business includes research, development and manufacturing of energy storage and power delivery solutions with operations in Korea, Germany, and China. The key benefits of the transaction include expanded and solidified opportunities in the Wind, Automotive, and Industrial Markets that are expected to accelerate top-line growth, diversify revenue, accelerate innovation, and reduce product time to market with an expanded portfolio, improved cost competitiveness through manufacturing efficiencies, and financials that are expected to be immediately accretive to Maxwell’s non-GAAP earnings per share and contribute positive adjusted EBITDA in 2017.
About Maxwell
Maxwell is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. Maxwell ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Maxwell high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. For more information, please visit our website: www.maxwell.com.

Forward-Looking Statements
Statements in this news release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and contingencies include, but are not limited to, the following:

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Dependence upon the sale of products to a small number of customers and vertical markets, some of which are heavily dependent on government funding or government subsidy programs which could be reduced, modified or discontinued in the future;

•	Uncertainties related to the global geopolitical landscape and the recent elections in the United States;

•	Risks related to this acquisition and additional acquisitions and the potential for unsuccessful integration of acquisitions;

•	Risk that our restructuring efforts may not be successful and that we may not be able to realize the anticipated cost savings and other benefits;

•	Our ability to obtain sufficient capital to meet our operating or other needs;

•	Downward pressures on product pricing from increased competition and shifts in sales mix with respect to low margin and high margin business;

•	Our ability to manage and minimize the impact of unfavorable legal proceedings;

•	Risk that activist stockholders attempt to effect changes to our company which could adversely affect our corporate governance;

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Risks related to our international operations including, but not limited to, our ability to adequately comply with the changing rules and regulations in countries where our business is conducted, our ability to oversee and control our foreign subsidiaries and their operations, our ability to effectively manage foreign currency exchange rate fluctuations arising from our international operations, and our ability to continue to comply with the U.S. Foreign Corrupt Practices Act as well as the anti-bribery laws of foreign jurisdictions;

•	Dependence upon the sale of products into Asia and Europe, where macroeconomic factors outside our control may adversely affect our sales;

•	Our ability to remain competitive and stimulate customer demand through successful introduction of new products, and to educate our prospective customers on the products we offer;

•	Successful acquisition, development and retention of key personnel;

•	Our ability to effectively manage our reliance upon certain suppliers of key component parts, specialty equipment and logistical services;

•	Our ability to manage product quality problems;

•	Our ability to protect our intellectual property rights and to defend claims against us;

•	Our ability to effectively identify, enter into, manage and benefit from strategic alliances;

•	Occurrence of a catastrophic event at any of our facilities;

•	Occurrence of a technology systems failure, network disruption, or breach in data security; and

•	Our ability to match production volume to actual customer demand.
For further information regarding risks and uncertainties associated with Maxwell's business, please refer to the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of these documents may be obtained by contacting Maxwell's investor relations department at (858) 503-3368, or at our investor relations website: www.investors.maxwell.com.

Investor Contact: Soohwan Kim, CFA, The Blueshirt Group, +1 (858) 503-3368, ir@maxwell.com
Media Contact: Sylvie Tse, Metis Communications, +1 (617) 236-0500, maxwell@metiscomm.com